News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Tom Kaczynski

330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Updates 2014-2016 Capital Allocation Plan,

Announces Plan to Build New Consumer Tire Plant in the Americas

- Plan focused on capturing growth opportunities, increasing shareholder returns

• New plant addresses growing market demand for high-value-added tires in Americas

• Shareholder return program more than doubles to approximately $650 million

• 20% increase in quarterly common stock dividend

• Share repurchase program increased to $450 million

AKRON, Ohio, May 29, 2014 – The Goodyear Tire & Rubber Company today announced an update to its 2014-2016 capital allocation plan focused on increasing shareholder returns and capturing high-return growth opportunities in North America and Latin America.

Due to Goodyear’s strong 2013 free cash flow, which enabled the full funding of its hourly U.S. pension plans in early 2014, the company is reallocating approximately $1.1 billion of its 2014-2016 cash flow.

The updated capital allocation plan, which aims to increase shareholder value by providing approximately $650 million in returns to investors, strengthening the balance sheet and investing in high-return growth, includes:

•	Allocating an additional $300 million to growth capital expenditures to enable the company to build a new plant to serve its North American and Latin American consumer tire businesses and capitalize on the anticipated growth in high-value-added tire markets in the two regions.

•	Increasing the quarterly cash dividend on Goodyear’s common stock by 20 percent to 6 cents per share from 5 cents per share beginning in September. The payout represents an annual rate of 22 cents per share for 2014 and 24 cents per share for 2015.

•	Increasing the share repurchase program by $350 million to allow Goodyear to acquire up to $450 million of its stock through 2016.

•	Based on company performance, the shareholder return program can be increased up to an additional $250 million, to a total of $900 million.

•	Allocating an additional $400 million towards debt reduction, further strengthening Goodyear’s leverage metrics and advancing the company’s objective of achieving an investment grade credit rating.

“This updated capital allocation plan for 2014-2016 reflects Goodyear’s commitment to balancing all our priorities – returning cash to shareholders, investing in high-return growth projects and achieving investment grade metrics – to drive long-term shareholder value consistent with our articulated strategy,” said Richard J. Kramer, chairman and chief executive officer.

The new tire plant will support Goodyear’s long-term growth in high-value-added consumer replacement and original equipment market segments. “Our investment supports another key element of our strategy – to focus on winning with consumers in profitable market segments,” Kramer said.

“With growing consumer demand for our high-value-added tires in North America and Latin America, the time is right to invest in additional manufacturing capacity in the Americas to maintain Goodyear’s leading position and to grow earnings beyond 2016,” he said. “Goodyear is well-positioned to meet this market demand and has a proven track record of producing strong returns on capital investments.”

Goodyear plans to invest approximately $500 million to build the new plant, which will be its most technologically advanced and have an initial capacity of about six million tires per year. Capacity can be increased as demand increases. Site selection is underway to identify the best location for the plant to support North America and Latin America customers. Tire production is expected to begin in the first half of 2017.

The company also reaffirmed its 2014-2016 financial targets, which include:

•	Segment Operating Income growth of between 10 percent and 15 percent per year and

•	Annual positive Free Cash Flow from Operations.

Additionally, the company continues to expect a 2 percent to 3 percent increase in unit volumes for 2014 over 2013.

Laura K. Thompson, executive vice president and chief financial officer, will discuss the 2014-2016 capital allocation plan update as a part of her presentation at the KeyBanc Capital Markets’ Industrial, Automotive, and Transportation Conference in Boston at 10 a.m. today.

A live audio webcast of the presentation will be available on the company’s investor relations Web site: http://investor.goodyear.com. A replay of the webcast will be available following the event. Prior to the webcast, the company will post the financial and other related information that will be presented on its investor relations Web site.

Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 51 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.